Exhibit 99.5

STOCK PURCHASE AGREEMENT

AMONG

ASURE SOFTWARE, INC.,

COMPASS HRM, INC.

JOHN F. GIBBONS, JONATHAN S. GIBBONS, JOSHUA GIBBONS,

AND

JONATHAN S. GIBBONS, AS SELLER REPRESENTATIVE

DATED AS OF

MAY 25, 2017

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
ARTICLE II PURCHASE AND SALE		8
2.1	Purchase and Sale	8
2.2	Closing	9
2.3	Closing Deliverables	9
2.4	Adjustment to Purchase Price	10
2.5	Payoff of Indebtedness and Other Payables	12
2.6	Tax Election and Allocation of the Purchase Price	12
ARTICLE III JOINT REPRESENTATIONS AND WARRANTIES OF THE SELLERS		13
3.1	Organization and Qualification of the Company	13
3.2	Authority	13
3.3	No Conflicts; Consents	13
3.4	Capitalization	14
3.5	Subsidiaries	14
3.6	Financial Statements	14
3.7	Undisclosed Liabilities and Accounts Payable	14
3.9	Material Contracts	16
3.10	Title to Assets; Real Property	17
3.11	Condition And Sufficiency of Assets	18
3.12	Intellectual Property	18
3.13	Accounts Receivable	21
3.14	Customers, Suppliers and Covered Products	21
3.15	Insurance	22
3.16	Legal Proceedings; Governmental Orders	22
3.17	Compliance With Laws; Permits	23
3.18	Employee Benefit Matters	23
3.19	Employment Matters	25
3.20	Taxes	26
3.21	Books and Records	28
3.22	Related Party Transactions	28
3.23	No Material Adverse Effect	28
3.24	Bank Accounts	28
3.25	Names	28
3.26	Custodial Accounts	28
3.27	Brokers	28
3.28	Full Disclosure	28
ARTICLE IV SEVERAL REPRESENTATIONS AND WARRANTIES OF SELLERS		28
4.1	Authority; Enforceability	28
4.2	No Conflicts; Consents	29
4.3	Title to Equity Interest	29
4.4	Brokers	29
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		29
5.1	Organization and Authority	29
5.2	No Conflicts; Consents	30
5.3	Brokers	30

i

5.4	Investment Purpose	30
ARTICLE VI COVENANTS		30
6.1	Access to Information	30
6.2	Restrictive Covenants	30
6.3	Directors’ and Officers’ Indemnification	32
6.4	Public Announcements	33
6.5	Employee Related Matters	33
6.6	Further Assurances	33
ARTICLE VII TAX MATTERS		34
7.1	Tax Covenants	34
7.2	Termination of Existing Tax Sharing Agreements	34
7.3	Tax Indemnification	34
7.4	Tax Returns	34
7.5	Straddle Period	35
7.6	Contests	35
7.7	Cooperation and Exchange of Information	35
7.8	Tax Treatment of Indemnification Payments	36
7.9	Payments	36
7.10	Survival	36
7.11	Overlap	36
7.12	Tax Refunds	36
ARTICLE VIII INDEMNIFICATION		36
8.1	Survival	36
8.2	Indemnification By the Sellers	36
8.3	Certain Limitations	37
8.4	Indemnification Procedures	37
8.5	Payments	39
8.6	Critical Customers Adjustment	39
8.7	Indemnification by the Buyer	40
8.8	Tax Treatment of Indemnification Payments	41
8.9	Effect of Investigation	41
8.10	Exclusive Remedies	41
ARTICLE IX MISCELLANEOUS		41
9.1	Seller Representative	41
9.2	Expenses	43
9.3	Notices	43
9.4	Interpretation	44
9.5	Headings	44
9.6	Severability	44
9.7	Entire Agreement	44
9.8	Successors and Assigns	44
9.9	No Third-Party Beneficiaries	44
9.10	Amendment and Modification; Waiver	44
9.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	45
9.12	Specific Performance	45
9.13	Counterparts	45

ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of May 25, 2017, is entered into among ASURE SOFTWARE, INC., a Delaware corporation (“Buyer”), COMPASS HRM, INC. (the “Company”), JOHN F. GIBBONS, a Florida resident, JONATHAN S. GIBBONS, a Florida resident, and JOSHUA GIBBONS, a Florida resident (each a “Seller” and together, the Sellers”), and JONATHAN S. GIBBONS, a Florida resident, solely in his capacity as Seller Representative (the “Seller Representative”).

RECITALS

A.                                    Sellers own 100% of the issued and outstanding shares of capital stock of the Company (the “Shares”), in the amounts set forth opposite their respective names on Exhibit A.

B.                                    Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 6.3(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet” has the meaning set forth in Section 3.6.

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Behavioral Information” means data collected from an IP address, web beacon, pixel gig, ad tag, cookie, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application.

“Benefit Plan” has the meaning set forth in Section 3.18(a).

“Bonus Amounts” means any and all bonus amounts and other amounts payable to employees as a result of the transactions contemplated hereby (including payments in respect of any phantom equity interests) that have been or should have been accrued for or are payable to the officers, directors, employees and consultants of the Company as of the Closing Date (including the employer portion of any employment taxes related to such Bonus Amounts).

“Business” means the business of the Company as currently and historically operated, including providing software and services in the areas of payroll, tax management, human resources and benefits.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Cash Consideration” has the meaning set forth in Section 2.1(b).

“CC Revenue” means all Revenues during a Measurement Period.

“Charter Documents” means, with respect to any Person, as applicable, its certificate of incorporation, by-laws or other organizational documents.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Statement” has the meaning set forth in Section 2.4(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Closing Certificate” means the certificate delivered by the Company in connection with Closing, certifying the amount of the Indebtedness, Taxes Payable, Bonus Amounts, Selling Expenses and other amounts payable by the Company in connection with the Closing pursuant to Section 2.5.

“Company Closing Working Capital Certificate” has the meaning set forth in Section 2.4(a).

“Company Disclosure Schedule” has the meaning in the preamble to Article III.

“Company Estimated Closing Working Capital” has the meaning set forth in Section 2.4(a).

“Company Final Working Capital” means the actual amount of the Company’s Working Capital on a consolidated basis as of the Effective Time.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Target Working Capital” means $375,000.00.

“Consulting Agreements” has the meaning set forth in Section 2.2(a)(ix) of this Agreement.

“Continuing Employees” has the meaning set forth in Section 6.5(a) of this Agreement.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Covered Products” means any licensed software or related product, service or solution sublicensed or offered for use by or through the Company to a Customer, and regardless of whether the licensed software or related product, service or solution is sublicensed to or made available for use by a Customer on a freestanding, bundled or integrated arrangement basis.

“Critical Customers” means those Persons listed on Schedule 1.1(a) and any Person who is an Affiliate of any Critical Customer, that, after the Closing Date, enters in to a license or other contract for services from the Company or Buyer and to which the Seller’s Representative and Buyer have agreed should be considered a Critical Customer for purposes of this Agreement, including those Persons listed on Schedule 1.1(b).

“Current Customers” means all of the Company’s end user licensees as of the Effective Time of any Covered Products.  For the sake of clarity, Current Customers as of the Effective Time include all Persons listed as Current Customers on Schedule 6.2(a).

“D&O Indemnified Party” has the meaning set forth in Section 6.3(a).

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disputed Amounts” has the meaning set forth in Section 2.4(b)(iv).

“Dollars or $” means the lawful currency of the United States.

“Effective Time” means that moment of the Closing Date that the parties declare that the Closing under this Agreement of the purchase of the Shares from the Sellers is complete.

“Elections” has the meaning set forth in Section 2.6 of this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 3.6.

“Fraud” means with respect to a Person, such Person’s criminal activity, intentional misconduct, intentional misrepresentation or common law fraud in each case with the specific intent to deceive and mislead, regarding the representations and warranties made in Article III, Article IV or Article V by such Person or with respect to any information submitted by such Person in the data room used for due diligence in connection with this Transaction.

“Free and Open Source Software” means any software that is subject to the GNU General Public License, any “copy left” license or any other open source or quasi-open source license that requires as a condition of use, modification and/or distribution of code associated with it be (A) disclosed or distributed in source code form, (B) licensed for purpose of making derivative works; (C) redistributable at no charge; or (D) licensed under terms approved the Open Source Initiative or similar organization.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4, Section 4.1, Section 4.3 and Section 4.4.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.9(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, without duplication and with respect to any Person, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Independent Accounting Firm” has the meaning set forth in Section 2.4(b)(iv).

“Installment” means any payment of principal due under the Promissory Note.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all intellectual property and intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation, including with respect to the Company Software.

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of Jonathan Gibbons after reasonable inquiry and investigation.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means, with respect to any Person, any liability or obligation of such Person, whether asserted or unasserted, whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition or assets of the Company or (b) the ability of the Company to consummate the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Material Customers” has the meaning set forth in Section 3.14(a).

“Material Suppliers” has the meaning set forth in Section 3.14(b).

“Measurement Date” means the last day of a Measurement Period.

“Measurement Period” means the period commencing on the Closing Date and ending on March 31, 2018, and thereafter the twelve (12) calendar month period commencing on April 1 of each year, beginning in 2018 and continuing each year until 2021.

“Minimum Cash” means an aggregate amount of cash equal to $200,000.

“Multiemployer Plan” has the meaning set forth in Section 3.18(c).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“ordinary course of business” means the ordinary course of business, consistent with past practice, including with regard to nature, frequency and magnitude.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity

“Personal Information” means information and data concerning an identified or identifiable natural Person, including, without limitation, any information specifically defined or identified in any privacy policy of the Company as “personal information,” “personally identifiable information,” or “PII” and includes information such as (i) an individual’s name, signature, address, telephone number, social security number or other identification number; (ii) passwords, PINs, biometric data, unique identification numbers, answers to security questions and other similar forms of personal identifiers, (iii) any non-public personal information such as health information, and (iv) other sensitive personal information. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Post-Closing Adjustment” has the meaning set forth in Section 2.4(b)(vi).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Potential Customer” means a Person (or such Person’s Affiliates) to whom the Company has, within one year prior to the Effective Time, made a substantive presentation regarding any Covered Product.  For the sake of clarity, “Potential Customer” at the Effective Time include all Persons listed as Potential Customer on Schedule 6.2(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Promissory Note” means that Promissory Note in the form attached as Exhibit B hereto in the face amount of $1,500,000.0 (as adjusted pursuant to Section 2.4 below) and representing the balance of the Purchase Price not payable as part of the Cash Consideration.

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.18(c).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 9.1(c).

“Restricted Period” has the meaning set forth in Section 6.2(b).

“Resolution Period” has the meaning set forth in Section 2.4(b)(iii).

“Revenues” means all revenue generated from the provision of services to the Critical Customers, in whatever form, including without limitation, the licensing fees or other similar form of sales generated in connection with the Business, and recorded in the books and records of the Company in accordance with GAAP, using the accrual method of accounting; provided however that, for any Measurement Period, the Revenues shall not include, for a specific Measurement Period, any revenue generated from the provision of services to a Critical Customer, who during that Measurement Period terminated its Contract with the Company or otherwise ended its relationship with Company.

“Review Period” has the meaning set forth in Section 2.4(b)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Section 8.3(c) Loss” has the meaning set forth in Section 8.3(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” has the meaning set forth in Section 8.7(a).

“Statement of Objections” has the meaning set forth in Section 2.4(b)(iii).

“Selling Expenses” means all unpaid costs, fees and expenses of outside professional incurred by the Company (including expenses incurred by the Company on behalf of the Sellers) related to the process of selling the Company, whether incurred in connection with this Agreement or otherwise, including, without limitation, all broker fees and expenses, and legal, accounting, tax and investment and banking fees and expenses.

“Seller Representative” has the meaning set forth in the preamble.

“Shares” means the issued and outstanding shares of capital stock issued by the Company.

“Standard Terms and Conditions” has the meaning set forth in Section 3.14(d).

“Straddle Period” has the meaning set forth in Section 7.5.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or others performing similar functions are owned, directly or indirectly, by the first Person.

“Target Revenue” means, as to any Measurement Period commencing after March 31, 2018, $1,408,912.00 unless otherwise agreed by Seller Representative and Buyer in writing within one hundred twenty (120) days of Closing to adjust, if necessary, the expected Revenues of those Critical Customers identified on Schedule 1.1(b); provided however that for the Measurement Period beginning on the Closing Date and ending on March 31, 2018, the Target Revenue shall be equal to $1,196,610.00.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 7.6.

“Taxes Payable” means any unpaid Taxes of the Company as of the Closing Date.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction Documents” means this Agreement, the Note, the Employment Agreement, and the Consulting Agreements.

“Union” has the meaning set forth in Section 3.19(b).

“Working Capital” means, with respect to the Company current assets less its current liabilities.

ARTICLE II
PURCHASE AND SALE

2.1                               Purchase and Sale.

(a)                                 On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, transfer and deliver to Buyer, free and clear of any Encumbrances, and Buyer shall purchase from Sellers, all of the Shares, for an aggregate purchase price of $6,000,000.00, payable as provided in this Agreement (the “Purchase Price”), subject to adjustment as provided in Section 2.4.

(b)                                 For purposes of this Agreement, “Cash Consideration” means an amount equal to: (i) the Purchase Price, subject to adjustment as provided in Section 2.4, minus the sum of

(ii) the face amount of the Promissory Note, and (iii) the amounts of Indebtedness, Bonus Amounts, Taxes Payable, Selling Expenses and other payables of the Company set forth in the Company Closing Certificate.  On the Closing Date, Buyer shall pay to the Seller Representative the Cash Consideration as set forth below in Section 2.3(b)(i).

2.2                               Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions hereunder (the “Closing”) shall take place at 10:00 a.m., Central time, no later than two Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Messerli & Kramer P.A., 100 South Fifth Street, Suite 1400, Minneapolis, Minnesota 55402, or at such other time or on such other date or at such other place as the Company and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

2.3                               Closing Deliverables.

(a)                                 By Sellers and Company. At or prior to the Closing, Sellers and the Company shall deliver or cause to be delivered to Buyer the following:

(i)                                     Certificates evidencing the outstanding shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by assignments or other instruments of transfer duly executed in blank;

(ii)                                  resignations of the directors and officers of the Company pursuant to Section 6.6;

(iii)                               a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Transaction Documents (to the extent the Company is party thereto) and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv)                              a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(v)                                 a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vi)                              at least one Business Day prior to the Closing, the Company Closing Certificate;

(vii)                           payoff letters, in forms reasonably satisfactory to Buyer with respect to the payoff amounts as of the Closing Date for the Indebtedness identified on Schedule  2.3(a)(viii), and releases of any Liens granted in connection with such Indebtedness held by third parties, indicating that upon payment of a specified amount (subject to per diem increase, if applicable), such holder shall release its Liens and other security interests in, and agree to execute or authorize the execution of Uniform Commercial Code termination statements necessary to release of record its Liens and other security interest in, the assets, properties and securities of the Company;

(viii)                        the Employment Agreement in the form of Exhibit C, duly executed by Jonathan S. Gibbons (“Employment Agreement”);

(ix)                              the consulting agreements in the form of Exhibits D-1 and Exhibit D-2, duly executed by John F. Gibbons and Joshua Gibbons (the “Consulting Agreements”).

(x)                                 confirmation signed by each Seller as to the dollar amount of the Cash Consideration payable to such Seller, together with duly-executed releases in a form acceptable to Buyer and acknowledgements from any party entitled to Selling Expenses;  and

(xi)                              such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)                                 At the Closing, Buyer shall deliver or cause to be delivered to the Seller Representative, for the benefit of the Sellers, the following:

(i)                                     the Cash Consideration by wire transfer of immediately available funds to an account designated in writing by the Seller Representative;

(ii)                                  the Promissory Note, duly executed by Buyer;

(iii)                               the Employment Agreement; duly executed by Buyer;

(iv)                              the Consulting Agreements, duly executed by Buyer;

(v)                                 a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction Documents (to the extent the Buyer is party thereto) and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi)                              a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(vii)                           any other Transaction Documents, duly executed by the Buyer; and

(viii)                        such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

2.4                               Adjustment to Purchase Price.

(a)                                 Closing Adjustment. At least one Business Day before the Closing, the Company shall prepare and deliver to Buyer a statement executed by an authorized officer of the Company (the “Company Closing Working Capital Certificate”), setting forth its good faith estimate of the Company’s Working Capital, including Minimum Cash, on a consolidated basis as of the Closing Date (the “Company Estimated Closing Working Capital”), along with an itemized calculation of such Working Capital.  The amount by which the Company Target Working Capital exceeds the Company Estimated Closing Working Capital shall reduce the face amount of the Promissory Note.  The amount by which the Company Estimated Closing Working Capital exceeds the Company Target Working Capital shall increase the face amount of the Promissory Note.

(b)                                 Post-Closing Adjustment.

(i)                                     Within ninety (90) days after the Closing Date, Buyer shall deliver to the Seller Representative a statement, certified by an authorized officer of the Company, setting forth the Company Final Working Capital, along with a summary showing in reasonable detail each calculation (the “Closing Statement”).

(ii)                                  After receipt of the Closing Statement, the Seller Representative shall have ninety (90) days (the “Review Period”) to review the Closing Statement. During the Review Period, the Seller Representative and its accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, the Company and/or its accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as the Seller Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(iii)                               On or prior to the last day of the Review Period, the Seller Representative may object to the Closing Statement by delivering to Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by the Seller Representative. If the Seller Representative delivers the Statement of Objections before the expiration of the Review Period, the Buyer and the Seller Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by the Buyer and the Seller Representative, shall be final and binding.

(iv)                              If the Seller Representative and the Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”, with any amounts not so disputed being the “Undisputed Amounts”), shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants, as may be mutually acceptable to the Buyer and the Seller Representative (the “Independent Accounting Firm”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(v)                                 The fees and expenses of the Independent Accountant shall be paid by the Seller Representative (on behalf of the Principals), on the one hand, and by the Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller Representative or the Buyer, respectively, bears to the aggregate amount actually contested by the Seller Representative and the Buyer.

(vi)                              The “Post Closing Adjustment” means an amount equal to the Company Final Working Capital minus the Company Estimated Closing Working Capital.

(c)                                  Resolution of Post-Closing Adjustment. If the Post-Closing Adjustment is a positive number, the face amount of the Promissory Note shall be increased by such amount.  If the Post-Closing Adjustment is a negative number, the face amount of the Promissory Note shall be decreased by such amount.

(d)                                 Adjustments for Tax Purposes. Any adjustments made pursuant to Section 2.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.5                               Payoff of Indebtedness and Other Payables. At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Company, the amounts of Indebtedness indicated in the payoff letters delivered pursuant to Section 2.3(a)(viii), the Taxes Payable, the Seller Expenses, the Bonus Amounts and any other amounts specified by the Seller Representative in writing or otherwise determined by Buyer to be payable in connection with the Closing under this Agreement, in each case by wire transfer of immediately available funds to the Persons or bank accounts specified in such payoff letters or other written instructions. If Sellers intend to pay any Selling Expenses directly, Seller Representative will provide signed acknowledgements from the advisors or other party entitled to payment of the Selling Expenses.

2.6                               Tax Election and Allocation of the Purchase Price. Sellers and Buyer shall together make an election under Section 338(h)(10) of the Code on IRS Form 8023, and any corresponding elections under Florida law (the “Elections”) with respect to the purchase and sale of the Shares.  The Elections shall be made as soon as practicable following the Closing Date, but not later than the deadline for making the Elections.  As soon as practicable following the Closing, Seller Representative and Buyer agree to allocate the Purchase Price among the assets of the Company for all purposes (including tax and financial) in accordance with Schedule 2.6, subject to any Post-Closing Adjustment described at Section 1.3. The Sellers shall calculate gain or loss, if any, resulting from the Elections, and the Buyer shall calculate tax basis in the assets of the Company, in a manner consistent with such allocation, and none of the Buyer, the Sellers, or the Company shall take any position inconsistent with such allocation  in any Tax Return, schedule, estimate or otherwise.

ARTICLE III
JOINT REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules, each Seller, jointly and severally, represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Effective Time.

3.1                               Organization and Qualification of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Florida, and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  The Company is licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not  have a Material Adverse Effect. All such jurisdictions where the Company is licensed or qualified to do business are set forth on Schedule 3.1.

3.2                               Authority. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

3.3                               No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of the Company; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) require the consent, notice or other action by any Person under any Material Contract to which the Company or any of its Company Subsidiaries are bound; (iv) result in the acceleration of or create in any party the right to accelerate, terminate or modify or cancel any Material Contract to which the Company or any of its Company Subsidiaries are bound; or (v) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

3.4                               Capitalization. Schedule 3.4 sets forth a true, correct and complete list of all the authorized and outstanding shares of the Company’s capital stock.  There are no outstanding (i) securities convertible into or exchangeable or exercisable for any equity or voting interest in, the Company; (ii) options, warrants, calls, rights, profits interests, equity appreciation rights or other rights or arrangements obligating any of the Company to acquire or issue any equity or voting interest in, or any securities convertible into or exchangeable for any equity or voting interest (including any voting debt) in, the Company; (iii) contingent value rights, “phantom” interests or similar securities or rights that are derivative of, or provide economic benefits based on the value or price of, any equity interest of, or other securities or ownership interests in, the Company; or (iv) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar contract relating to any capital stock of, or other equity interests (including any voting debt).

3.5                               Subsidiaries. The Company has no subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.6                               Financial Statements. Schedule 3.6 contains true, correct and complete copies of the following financial statements: the balance sheet of the Company dated March 31, 2017 and the statements of income and cash flow of the Company for the three month period ending March 31, 2017 (collectively, the “Interim Financial Statements”) and the balance sheet of the Company as December 31, 2014, December 31, 2015 and December 31, 2016 and the related statement of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Financial Statements”). Each of the Interim Financial Statements and the Financial Statements are unaudited and have not been prepared in accordance with GAAP, but instead have been prepared in accordance with the Company’s historical practices applied on a consistent basis throughout the period involved. The Interim Financial Statements and the Financial Statements are true and correct in all material respects and consistent with and were prepared in accordance with the books of account and other financial records of the Company and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of March 31, 2017 is referred to in this Agreement as the “Balance Sheet” and the date thereof as the (“Balance Sheet Date”).  Except as set forth on Schedule 3.6, the Company maintains and complies in all material respects with a system of accounting controls sufficient to provide commercially reasonable assurances that material transactions are records as necessary to permit the preparation of financial statements in conformity in all material respects with sound accounting principles.

3.7                               Undisclosed Liabilities and Accounts Payable.

(a)                                 Except as set forth in Schedule 3.7(a), the Company does not have knowledge of any liabilities, except for (i) performance obligations under Material Contracts or under contracts entered into in the ordinary course of business which, because of the dollar thresholds set forth in Section 3.9(a), are not required to be described on Schedule 3.9(a) none of which involves non-performance or a breach), (ii) liabilities reflected (and adequately reserved for) on the face of the Balance Sheet and (iii) liabilities of the type set forth on the face of the Balance Sheet which have arisen after the Balance Sheet Date in the ordinary course of business (none of which is a liability for breach of contract or involves a tort, infringement, claim, lawsuit, warranty or environmental, health or safety matter).

(b)                                 Schedule 3.7(b) sets forth a list of all accounts payable of the Company together with the name of each payee, the date each such payment is due, and the nature of the transaction in which it was incurred if other than a trade payable incurred in the ordinary course of business as of the Closing Date.

3.8                               Absence of Certain Changes, Events and Conditions. Except as set forth in Schedule 3.8, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)                                 event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)                                 amendment of any of the Charter Documents of the Company;

(c)                                  split, combination or reclassification of any shares of its capital stock;

(d)                                 issuance, sale or other disposition of any of shares of capital stock or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(e)                                  declaration or payment of any dividends or distributions on or in respect of any of its shares of capital stock or redemption, purchase or acquisition of its shares of capital stock;

(f)                                   material change in any method of accounting or accounting practice;

(g)                                  material change in its cash management practices and related policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)                                 termination of any Contract with any Customer or receipt of notice from any Customer that it intends to terminate its Contract or relationship with the Company;

(i)                                     incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)                                    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)                                 transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements.

(l)                                     material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)                             any capital investment in, or any loan to, any other Person;

(n)                                 acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(o)                                 any material capital expenditures;

(p)                                 imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q)                                 (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $5,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r)                                    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)                                   entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t)                                    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u)                                 purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), or purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(v)                                 acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(w)                               action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(x)                                 any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9                               Material Contracts.

(a)                                 Schedule 3.9(a) lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Schedule 3.10(b) and all Company IP Agreements set forth in Schedule 3.12(b), being “Material Contracts”):

(i)                                     each Contract involving aggregate consideration in excess of $10,000 per annum and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(ii)                                  all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)                               all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)                              all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)                                 all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)                              all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);

(vii)                           except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)                        all Contracts with any Governmental Authority (“Government Contracts”);

(ix)                              all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)                                 any Contracts that provide for any joint venture, partnership or similar arrangement;

(xi)                              all collective bargaining agreements or Contracts with any Union; and

(xii)                           any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.9.

(b)                                 Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

3.10                        Title to Assets; Real Property.

(a)                                 The Company has good and valid title to all personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, or a valid leasehold interest therein, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances

(b)                                 The Company does not own any real property. Schedule 3.10(b) lists (i) the street address of each location where the Company operates the Business; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property (collectively the “Leased Real Property”). With respect to Leased Real Property, the Company has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Leased Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.11                        Condition And Sufficiency of Assets.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair,  ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the business of the Company after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

3.12                        Intellectual Property.

(a)                                 Schedule 3.12(a) lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)                                 Schedule 3.12(b) lists all Company IP Agreements. The Company has provided Buyer with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company, in accordance with its terms and is in full force and effect. The Company is not in breach of or default under (or is alleged to be in breach of or default under), nor has the Company provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.  No other party to any Company IP

Agreement is, to the Company’s Knowledge, in breach of or default thereunder (or is alleged to be in breach of or default thereunder).

(c)                                  The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the current business or operations of the Company, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Buyer with true and complete copies of all such agreements.

(d)                                 The consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the business or operations of the Company as currently conducted.

(e)                                  The Company’s’ rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by any Company or used or held for use by any Company (the “Company Trade Secrets”), including, without limitation, requiring each employee and consultant of any Company and any other Person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Buyer and, to the Knowledge of Sellers, there has not been any breach by any party to such confidentiality agreements. All employees and consultants of the Company have executed confidentiality agreements substantially in the form provided to the Buyer and such confidentiality agreements are valid and binding on each employee and consultant, enforceable in accordance with its terms and of full force and effect.

(f)                                   The conduct of the business of the Company as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)                                  There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or dilution of any Company Intellectual Property; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(h)                                 The Company and all third parties acting on behalf of the Group Company that have or have had access to Personal Information or Behavioral Information (collectively, “Private Information”) collected by or on behalf of the Company and the Company Subsidiaries, comply, and have always complied, with all (i) contractual obligations internal and public-facing privacy and/or security policies of the Company, (ii) public statements that the Company has made regarding their respective privacy and/or data security policies or practices, (iii) rules of applicable self-regulatory organizations, (iv) the Payment Card Industry Data Security Standard, and all other rules and requirements of payment card brands; (v) applicable published industry standards (collectively, “Privacy Laws and Requirements”) relating to (A) the privacy of users of any of each of the Company and Company Subsidiaries’ web properties, products and/or services; (B) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Private Information collected or used by each of the Company and Company Subsidiaries and/or by third parties having access to such information; and (C) the transmission of marketing and/or commercial messages through any means, including, without limitation, via email, text message and/or any other means.  The execution, delivery and performance of this Agreement complies with all Privacy Laws and Requirements.  Each Company maintains privacy policies that describe their respective policies with respect to the collection, use, storage, retention, disclosure, transfer, disposal or other processing of Private Information. True and correct copies of all such privacy policies have been made available to Buyer.  Each such privacy policy and all materials distributed or marketed by the Company have at all times included all information and made all disclosures to users or customers required by all Privacy Laws and Requirements, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any Privacy Laws and Requirements.  There is no complaint to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against, any Company by any private party, the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Authority, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage or disposal of Private Information.  Each Company has at all times taken all steps reasonably necessary (including encrypting data before it is transmitted and implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect Private Information against loss and against unauthorized access, use, modification, disclosure or other misuse.  There has been no unauthorized access to, disclosure of and/or other misuse of any Private Information nor has there been any breach in security of any of the information systems used to store or otherwise process any Private Information.

(i)                                     Schedule 3.12(i) describes the physical security measures that the Company uses to protect the unauthorized use and disclosure of Private Information.  The Company has, at all times, been in compliance with all such physical security measures.

(j)                                    The Company is a “business associate” as defined in 45 CFR §160.103 and Schedule 3.12(j) sets forth all parties for whom the Company entered any Contract with any Person designating the Company as a “business associate.” The Company has provided the Buyer with copies of all Contracts designating the Company as a “business associate.”

(k)                                 The Company has handled, maintained, processed and used Private Information only in connection with the provisions of services to a customer and, in each such case, only in compliance with the instructions of the customer.

(l)                                     The Company does not use any Free and Open Source Software in connection with the Business.

(m)          The Company has not used any funding, facilities or personnel of any educational institution or Governmental Authority to develop or create, in whole or in part, any Company Intellectual Property, including any Covered Product.  The Company is and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization which, as a result thereof, has a legal right to compel such Company to grant or offer to any third Person any license or right to Company Intellectual Property, including the Covered Products.

(n)           The Company has written policies related to information security. The Company has delivered copies of the information security policies to the Buyer. The Company is in compliance with the information security policies and have maintained an incident handling program to handle any security breaches. Schedule 3.12(n) sets forth all incidences of security breaches with respect to the IT Systems and Covered Products since January 1, 2015 and describes how the security breach was discovered and resolved.

3.13        Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.14        Customers, Suppliers and Covered Products.

(a)           Schedule 3.14(a) sets forth (i) each customer who has paid aggregate consideration to the Company or any of its Company Subsidiaries for goods or services rendered, including the license of Covered Products, in an amount greater than or equal to $10,000, for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice that any of its Material Customers have ceased, or intend to cease after the Closing, to use its goods or services, including the license of Covered Products or to otherwise terminate or materially reduce its relationship with the Company. Schedule 3.14(a) also identifies any affiliations or other relationships between Material Customers. Except as disclosed on Schedule 3.14(a), the loss of any Material Customer is not likely to create a Material Adverse Effect.

(b)           Schedule 3.14(b) sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $10,000, for each of the three most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice that any of its Material Suppliers have ceased, or intend to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

(c)           Schedule 3.14(c) sets forth a list of all Covered Products, the services provided by such Covered Products, the standard rates that are charged to customers for such Covered Products and the customers that are using such Covered Products. Schedule 3.14(c) also sets forth any products or services that the Company intends to offer to customers, the rates that the Company expects to charge and the current status of any roll-out of such additional products or services.

(d)           Each service provided by the Company in connection with a Covered Product is and was, when performed, in compliance with all applicable contractual obligations, including all applicable express and implied warranties. The Company has provided to Buyer true, correct and complete copies of its standard license agreements and other standard terms and conditions regarding the provision of its services and the Covered Products (including any applicable guarantee, warranty and indemnity provisions) (the “Standard Terms and Conditions”). No service performed by the Company or in connection with a Covered Product is subject to any guarantee, warranty or other indemnity beyond those provided in the Standard Terms and Conditions. There are no breach of warranty claims pending, or, to Company’s Knowledge, threatened, against the Company regarding any Covered Product or service provided to a customer

3.15        Insurance. Schedule 3.15 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors, and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement except as otherwise directed by the Buyer, The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

3.16        Legal Proceedings; Governmental Orders.

(a)           There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any properties or assets of Company. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Governmental Order.

3.17        Compliance With Laws; Permits.

(a)           The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)           All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date of this Agreement have been paid in full. Schedule 3.17(b) lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.17(b).

3.18        Employee Benefit Matters.

(a)           Schedule 3.18(a) contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability (as listed on Schedule 3.18(a), each, a “Benefit Plan”). The Company has separately identified in Schedule 3.18(a) each Benefit Plan that contains a change in control provision.

(b)           With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)           Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”) complies with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan.

(d)           Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)           With respect to each Benefit Plan, (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) except as set forth on Schedule 3.18 (e)(i); (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iii) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan. To the Knowledge of Sellers, the Benefit Plan identified on Schedule 3.18(e)(i) complies with and has been operated in compliance with all applicable Laws.

(f)            Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)           Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)           There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date of this Agreement been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)            There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in the terms and conditions of employee participation or coverage under (except as already contemplated by), any Benefit Plan that would (solely on account of such amendment, announcement or change) increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.

(j)            Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)           Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)            Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan;.

3.19        Employment Matters.

(a)           Schedule 3.19(a) contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date of this Agreement, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date of this Agreement. As of the date of this Agreement, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date of this Agreement have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)           The Company is not a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company.

(c)           The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

3.20        Taxes. Except as set forth in Schedule 3.20:

(a)           All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)           All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(f)            The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(g)           There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(h)           The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(i)            No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(j)            The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(k)           The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)            any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)           an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)          a prepaid amount received on or before the Closing Date;

(iv)          any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)           any election under Section 108(i) of the Code.

(l)            The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(m)          The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(n)           The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(o)           There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax;

(p)           The Company does not have any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code;

(q)           The Company has uses the cash method of accounting for income Tax purposes; and

(r)            The Company has been at all times since its inception properly treated as an “S corporation” under Section 1361(a)(1) of the Code and for all applicable state and local Tax purposes.

3.21        Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Sellers, the Company’s board of directors (“Company Board”) and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Sellers, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.22        Related Party Transactions. Except as set forth on Schedule 3.22, no executive officer mor director of the Company or any Person owning 5% or more of the equity interest of the Company (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

3.23        No Material Adverse Effect.  Since January 1, 2016, no fact, event or circumstance has occurred or arisen that, individually or in combination with any other fact, event or circumstance, has had or would reasonably be expected to have a Material Adverse Effect.

3.24        Bank Accounts. Schedule 3.24 lists all the Company’s bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect to such account or box).

3.25        Names. Except as set forth on Schedule 3.25, during the five-year period prior to the Closing Date, the Company and the Company Subsidiaries have not used any name or names under which it has invoiced account debtors, maintained records concerning their respective assets or otherwise conducted business other than the exact name set forth in the Company’s Charter Documents.

3.26        Custodial Accounts.  The Company does not maintain, monitor or otherwise handle custodial accounts in connection with the Business.

3.27        Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Company.

3.28        Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
SEVERAL REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date of this Agreement.

4.1          Authority; Enforceability. The Seller has the requisite legal capacity, power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller, and (assuming due execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. When each Transaction Document to which the Seller is or will be a party has been duly executed and delivered by the Seller (assuming due execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Seller enforceable against it in accordance with its terms. If the Seller is an individual, the execution and delivery by such Seller of this Agreement and the Transaction Documents to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby do not require the consent from any spouse or any immediate family member of such Seller.

4.2          No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Seller; (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Seller is a party or by which the Seller is bound or to which any of Seller’s properties and assets are subject; or (iii) result in the creation or imposition of any Encumbrance on Seller’s Equity Interest.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.3          Title to Equity Interest. Each Seller is the record and beneficial owner of the number of Shares set forth next to such Seller’s name on Schedule 4.3. Each Seller has good title to such Shares free and clear of all Encumbrances.

4.4          Brokers. Except as set forth on Schedule 4.4, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller that the statements contained in this Article V are true and correct as of the date of this Agreement.

5.1          Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and any Transaction Document to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms. When each Transaction Document to which Buyer is or will be a party has been duly executed and delivered by it (assuming due execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

5.2          No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except for consent of Buyer’s principal secured lender, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents

5.3          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Buyer.

5.4          Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is an “accredited investor” as defined under Rule 501(a) of Regulation D.

ARTICLE VI
COVENANTS

6.1          Access to Information. From and after the execution of this Agreement, each Seller shall (1) hold, and shall use its reasonable best efforts to cause his, her or its Affiliates and Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or its Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or its Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation and (2) until public disclosure of this Agreement by the Buyer, not purchase or sell, or advise or permit his, her or its Affiliates, Representatives or other parties with knowledge of the existence of this Agreement or the transactions contemplated by this Agreement to purchase or sell, any equity securities of Buyer or any interest in the Buyer. If a Seller or any of his, her or its Affiliates or its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by his, her or its counsel in writing is legally required to be disclosed; provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.2          Restrictive Covenants. In consideration of the benefits, economic or otherwise, that each Seller will derive as a result of this Agreement and in order to promote and protect the legitimate business interests of Buyer and its Affiliates which Seller hereby acknowledges and agrees includes the Company, each Seller hereby agrees to the following restrictive covenants to induce Buyer to enter into this Agreement which such covenants are a material inducement and integral to Buyer entering into this Agreement and upon which Buyer and its Affiliates are relying upon.

(a)           Disclosure. Schedule 6.2(a)

contains a true and correct list, as of the Effective Time, of the Current Customers and the Potential Customers.

(b)           Noncompetition. For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller agrees that he, she or it shall not, directly or indirectly, (i) enter into, engage, in, consult, manage or otherwise participate in the operation of any business which provides products or services that compete with the Covered Products or the Business of the Company  in the United States of America; or (ii) promote or assist, financially or otherwise, any Person engaged in any business which provides products or services that compete with the Covered Products or the Business of the Company in the United States of America. Nothing in this Section 6.4 will prohibit any Seller from acquiring or holding shares of common stock in the Buyer or at any one time a passive investment of less than two percent of the outstanding shares of any publicly traded corporation that may compete with the Company.

(c)           NonSolicitation of Employees. During the Restricted Period, each Seller shall not, and shall not permit any of his Affiliates, and any employees or independent contractors of each such Seller and any of his, her or its Affiliates, directly or indirectly (i) hire or solicit away from the Company or Buyer any of the Company’s employees or contractors; (ii) encourage any of the Company’s or Buyer’s employees or contractors to leave their employment or terminate their contractor relationship with the Company or Buyer; or (iii) hire or engage any employee or contractor who, voluntarily or involuntarily, has (A) left the Company’s or Buyer’s employ or (B) terminated his, her or its contractor relationship with the Company or Buyer, unless in either case more than 12 months have passed from the date of termination of such Person’s employment or contract with the Company or Buyer.

(d)           NonSolicitation of Customers. During the Restricted Period, each Seller shall not, and shall not permit any of his Affiliates, and any employees or independent contractors of each such Seller and any of his, her or its Affiliates to, directly or indirectly (i) solicit or entice, or attempt to solicit or entice, any Current Customers or Potential Customers for purposes of acquiring or diverting their business or services from the Company or Buyer or (ii) contract with any Current Customers or Potential Customers to provide products or services that compete, in whole or in part, with any Covered Product; or (iii) hold themselves out, or market themselves, as a successor to the Company or Buyer, except to the extent that such information is in the public domain as a result of disclosure by or through the Company or Buyer, or such information is represented as a material aspect of a resume, biographical information or public experience profile. With respect to the Critical Customers, the restrictions under this Section 6.2(d) shall continue for a period of seven (7) years after the Closing Date.

(e)           Remedies. Each Seller acknowledges and agrees that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Section 6.2 and that, in such event, Buyers and its Affiliates, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 6.2 (including the extension of the Restricted Period by a period equal to the length of the court proceedings necessary to stop such violation).  Any injunction shall be available without the posting of any bond or other security and without having to demonstrate irreparable harm.  In the event of an alleged breach or violation by any Seller of any of the provisions, the Restricted Period will be tolled for such Seller until such alleged breach or violation is resolved.

(f)            Acknowledgement.  Each Seller acknowledges and agrees that (i) during the Restricted Period, Buyer and its Affiliates would be irreparably damaged if such Seller were to engage in any business competing with the Covered Products or the Business and that any such competition by any Seller would result in a significant loss of goodwill by Buyer in respect of the Businesses for which money damages would be an insufficient remedy, (ii the value of the trade secrets and other Confidential Information of the Businesses arises from the fact that such information is not generally known in the marketplace, (iii) the Company’s trade secrets and other Confidential Information will have continuing vitality throughout and beyond the Restricted Period, (iv) such Seller has and will have such sufficient knowledge of the Company’s trade secrets and other Confidential Information that, if such Person were to compete with the Company during the Restricted Period, such Person would cause irreparable harm to the Buyer, (v) the covenants and agreements set forth in this Section 6.2 are an additional consideration of the agreements and covenants of Buyer and Sellers under this Agreement and were a material inducement to Buyer to enter into this Agreement and to perform their obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any Seller breached the provisions set forth in this Section 6.2, (vi) the restrictions contained in this Section 6.4 are reasonable in all respects (including, with respect to subject matter, time period and geographical area) and are necessary to protect Buyers’ interest in, and the value of, the Business (including, the goodwill inherent therein) and (vii) the Sellers and Sellers are primarily responsible for the creation of such value.

(g)           Enforcement.  If, at the time of enforcement of any of the provisions of this Section 6.2, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by law.

6.3          Directors’ and Officers’ Indemnification.

(a)           Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing Date an officer or director of the Company (each a “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date of this Agreement and disclosed in Schedule 6.3, shall survive the Closing Date and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)           The obligations of Buyer and the Company under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.8 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.8 applies shall be third-party beneficiaries of this Section 6.3, each of whom may enforce the provisions of this Section 6.3).

(c)           In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.3. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.3 is not prior to, or in substitution for, any such claims under any such policies.

6.4          Public Announcements. Unless otherwise required by applicable Law or stock exchange or trading market requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

6.5          Employee Related Matters.

(a)           Transferred Employees.  Effective as of the Closing Date, Buyer shall continue the employment of only those employees of the Business as Buyer shall determine in its sole discretion (the “Continuing Employees”).  On the Closing Date, and to the extent consistent with applicable Laws, the Company shall terminate the employment of any employee who is not a Continuing Employee. Nothing in this Agreement shall confer upon any Continuing Employee any right with respect to continued employment (or any particular term or condition of employment) with Buyer or any of its Affiliates, nor shall anything herein limit or interfere with Buyer’s (or any of its Affiliates’) right to terminate the employment of any Person (including any Continuing Employee) at any time and for any or no reason (subject to applicable Law), with or without cause or notice, or restrict Buyer or any of their Affiliates in the exercise of independent business judgment in modifying any terms or conditions of employment of the Continuing Employees on and after the Closing Date.

(b)           Other Matters.  Sellers shall be responsible for all liabilities, obligations and commitments relating to the employment, termination of employment and compensation of current and former employees of the Company and the Company Affiliates prior to and on the Closing Date, including the Bonus Amounts and any severance to be paid to any employee who is not a Continuing Employee, and shall further ensure that any employee who is paid severance signs a release of claims in a form reasonably acceptable to the Buyer as a condition to the payment of severance.

6.6          Further Assurances. Following the Closing, each of the parties shall, and shall cause their respective Affiliates to, execute and deliver, such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.

6.12        Audited Financial Statements. The Seller agrees to provide audited financial statements as of and for the year ending December 31, 2016 and December 31, 2015 as required by the Securities Exchange Commission and applicable securities laws no later than fifty (50) days after the Closing and shall reasonably cooperate with the Buyer in the preparation of such audited financial statements.

ARTICLE VII
TAX MATTERS

7.1          Tax Covenants.

(a)           Without the prior written consent of Buyer, prior to the Closing, the Company, its Representatives and Sellers shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period. The Company agrees that Buyer is to have no liability for any Tax resulting from any action of the Company, any of its Representatives or Sellers. The Sellers shall jointly indemnify and hold harmless Buyer against any such Tax or reduction of any Tax asset.

(b)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Sellers when due, except that Buyer will pay the documentary tax that will be owed on the face amount of the Promissory Note.. Seller Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

7.2          Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

7.3          Tax Indemnification. The Sellers shall jointly and severally indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.20; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Sellers shall jointly and severally reimburse Buyer for any Taxes of the Company that are the responsibility of the Sellers pursuant to this Section 7.3 within ten (10) Business Days after payment of such Taxes by Buyer or the Company.

7.4          Tax Returns.

(a)           The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)           Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period, except for the Company’s information return on Form 1120-S, which will be filed by the Sellers.. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is a material Tax Return, shall be submitted by Buyer to Seller Representative (together with schedules, statements and, to the extent requested by Seller Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller Representative are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Buyer.

7.5          Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)           in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)           in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

7.6          Contests. Buyer agrees to give written notice to Seller Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VII (a “Tax Claim”). Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller Representative.

7.7          Cooperation and Exchange of Information. The Seller Representative, the Company and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller Representative, the Company and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller Representative, the Company or Buyer (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

7.8          Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

7.9          Payments. Notwithstanding any other provision of this Agreement, any amounts payable to Buyer pursuant to this Article VII shall be first satisfied from the Sellers by reduction on any payment due under the Promissory Note and then otherwise in accordance with Section 8.5(b) of this Agreement.

7.10        Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.20 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus an additional sixty (60) days.

7.11        Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

7.12        Tax Refunds. Any Tax refund (including any interest with respect thereto) relating to the Company for any taxable period prior to the Closing Date shall be the property of the Seller, and if received by the Buyer or the Company shall be paid over promptly to the Seller.

ARTICLE VIII
INDEMNIFICATION

8.1          Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement (other than those set forth in Section 3.20 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that twelve (12) months from the Closing Date; provided, that the Fundamental Representations shall survive until the date which is five (5) years from the Closing Date and any claim based on Fraud shall survive indefinitely. The obligations to indemnify, defend and hold harmless a Buyer Indemnitee will terminate on the applicable survival termination date; provided, however, that any claims asserted in good faith with reasonable specificity (to the extent known at such time) in writing and in compliance with the terms of Section 8.4 hereof by notice from the Buyer Indemnitee to the Seller prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims (and only such claims) shall survive until finally resolved.

8.2          Indemnification By the Sellers. Subject to the other terms and conditions of this Article IX, the Sellers, jointly and severally, shall indemnify and defend the Buyer and its Affiliates (including the Company after the Closing) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of any of the Sellers contained in this Agreement or of any of the Sellers in any Transaction Document (other than the representations or warranties contained in Section 3.20 which are subject to Article VII);

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or any of the Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII); or

(c)           claims arising solely out of the operation of the Company prior to the Closing Date; or

(d)           any noncompliance of the Benefit Plan identified on Schedule 3.18(e) of the Disclosure Schedules with applicable Laws or failure of such Benefit Plan to be operated in compliance with applicable Laws if such noncompliance or failure occurred prior to the Closing Date.

8.3          Certain Limitations. The indemnification provided for in Section 8.2 shall be subject to the following limitations:

(a)           Except as provided in this Section 8.3(a), the aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 8.2 shall not exceed $1,500,000 (the “Cap”).  Notwithstanding the foregoing, the limitations set forth in this Section 8.3(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations or representation or warranty in Section 3.20.

(b)           No Buyer Indemnitee will be entitled to any indemnification pursuant to Section 8.2 unless the aggregate of all Losses would exceed on a cumulative basis an amount equal to $60,000.00 (the “Basket”), in which in which event Sellers shall only be required to pay or be liable for Losses in excess of $20,000.

(c)           Nothing in this Agreement (including Sections 8.3(a) and 8.3(b)), shall limit or restrict any of the Buyer Indemnitees’ right to maintain any action or claim or recover (i) any Losses as a result of Fraud in connection with a breach of any representation or warranty made by the Sellers in this Agreement or other Transaction Document or (ii) any Losses based upon, arising out of, with respect to or by reason of any claim for which indemnification is provided under Section 7.3 of this Agreement (each of (i) and (ii), a “Section 8.3(c) Loss”) . In no event shall Sellers be liable for Section 8.3(c) Losses in excess of the Purchase Price.

8.4          Indemnification Procedures.

(a)           Third Party Claims. If any Buyer Indemnitee receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Buyer Indemnitee with respect to which the Sellers are  obligated to provide indemnification under this Agreement, the Buyer Indemnitee shall give the Seller Representative reasonably prompt written notice of the Third Party Claim, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Sellers of their indemnification obligations, except and only to the extent that the Sellers forfeit rights or defenses by reason of such failure. Such notice by the Buyer Indemnitee shall describe the Third

Party Claim in reasonable detail, shall include copies of all material written evidence of the Third Party Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Buyer Indemnitee. The Sellers shall have the right to participate in, or by giving written notice to the Buyer Indemnitee, to assume the defense of any Third Party Claim at the Sellers’ expense and by the Sellers’ own counsel, and the Buyer Indemnitee shall cooperate in good faith in such defense; provided, that the Sellers shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Buyer Indemnitees. In the event that the Sellers assume the defense of any Third Party Claim, subject to Section 8.5(b), Sellers shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Buyer Indemnitee. The Buyer Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Sellers’ right to control the defense of the Third Party Claim. The fees and disbursements of such counsel shall be at the expense of the Sellers. If the Sellers elect not to compromise or defend such Third Party Claim, fails to promptly notify the Buyer Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Buyer Indemnitee may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, Sellers shall not enter into settlement of any Third Party Claim without the prior written consent of the Buyer Indemnitee, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Buyer Indemnitee and provides, in customary form, for the unconditional release of each Buyer Indemnitee from all liabilities and obligations in connection with such Third Party Claim and the Sellers desires to accept and agree to such offer, the Sellers shall give written notice to that effect to the Buyer Indemnitee. If the Buyer Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Buyer Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Sellers as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Buyer Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Sellers may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(c)           Direct Claims. Any Action by a Buyer Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Buyer Indemnitee giving the Seller Representative reasonably prompt written notice of the Direct Claim, but in any event not later than thirty (30) days after the Buyer Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Sellers of their indemnification obligations, except and only to the extent that the Sellers forfeit rights or defenses by reason of such failure. Such notice by the Buyer Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Buyer Indemnitee. The Sellers shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Buyer Indemnitee shall allow the Sellers and their professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Buyer Indemnitee shall assist the Sellers’ investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Sellers or any of their professional advisors may reasonably request. If the Sellers do not so respond within such thirty (30) day period, the Sellers shall be deemed to have rejected such claim, in which case the Buyer Indemnitee shall be free to pursue such remedies as may be available to the Buyer Indemnitee on the terms and subject to the provisions of this Agreement.

8.5          Payments.

(a)           From and after the Closing (but subject to the terms and conditions of this Article VIII), any indemnification of the Buyer Indemnitees for which Sellers are liable under this Agreement will be effected first by reducing the face value of the Promissory Note by the amount of such indemnification obligations, as finally agreed to by Seller Representative or finally adjudicated as payable pursuant to this Article VIII.

(b)           To extent there is a Loss to which Sellers are obligated to indemnify Buyer Indemnitees, including amounts owed under Section 8.6 below, and the Promissory Note has either been paid or been reduced in accordance with Section 8.5(a), the Seller Representative shall satisfy Sellers obligations within fifteen (15) Business Days of such acceptance or final, non-appealable adjudication by wire transfer of immediately available funds. The parties agree that should Seller Representative not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 3%. Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding.

(c)           Notwithstanding the above, if a Buyer Indemnitee has delivered notice of a claim for indemnification in good faith pursuant to Section 8.2 in respect of Losses and such claim has not been finally resolved or agreed to on or before any required payment date under the Promissory Note, the failure of Buyer to make a required payment of principal in the amount and to the extent of the amount of Losses alleged in good faith in such claim for indemnification when due will not constitute an event of default under the Promissory Note.

8.6          Critical Customers Adjustment.  Seller acknowledges that the Critical Customers are important to the Company’s operations and that the loss of any would cause irreparable harm and damage to the Buyer and have accordingly agreed to this special indemnity with respect to the Critical Customers, as follows:

(a)           If, as of any Measurement Date, the CC Revenue is less than the Target Revenue, then the Sellers shall pay to the Buyer the difference between the CC Revenue and the Target Revenue, up to an annual cap of $300,000.

(b)           No later than the 5 Business Days following a Measurement Date, Buyer shall deliver to the Seller’s Representative a written statement indicating the CC Revenue as of the

Measurement Date and, to the extent Buyer is entitled to any payment, such payment shall be made by offsetting the current Installment due on the Promissory Note in accordance with Section 8.5 of the Purchase Agreement; provided that if the Seller’s Representative provides a Revenue Objection Notice as provide in Section 8.6(c), Buyer may withhold any disputed portion of the Installment due until the parties resolve their dispute in accordance with Section 8.6(c) and further provided that the Promissory Note has not been otherwise reduced or offset for payments of claims due under Section 8.2 or otherwise in this Agreement.

(c)           On or before the fifth (5th) Business Day following the date that Buyer delivers to the Seller Representative its written statement of CC Revenue as of the Measurement Date, if the Seller Representative does not agree with Buyer’s calculation of CC Revenues as of the Measurement Date, they shall deliver to the Buyer a notice of objection (“Revenue Objection Notice”).  If no Revenue Objection Notice is delivered to the Buyer before the expiration of such five (5) Business Day Period, the Buyer’s calculation of CC Revenue shall be final and binding on the parties as the CC Revenues as of the Measurement Date.  Any Revenue Objection Notice shall specify in reasonable detail the basis for the objection and all information in the possession of the Seller’s Representative which forms the basis therefor, as well as the amount in dispute.  If the Seller’s Representative delivers a Revenue Objection Notice in accordance with this Section 8.6(c), the Buyer and the Seller Representative shall consult with each other with respect to the objection set forth therein.  If the Buyer and the Seller Representative are unable to reach agreement within ten (10) Business Days after a Revenue Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accounting Firm.  The Independent Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the CC Revenues as of the Measurement Date as promptly as practicable, and to resolve only those issues of dispute set forth in the Revenue Objection Notice.  If unresolved disputed issues are submitted to the Independent Accounting Firm, the Buyer and the Seller Representative will each furnish to the Independent Accounting Firm such work papers, schedules and other documents and information relating to the unresolved disputed issues as the Independent Accounting Firm any reasonably request.  The Independent Accounting Firm shall establish the procedures it shall follow (including procedures with regard to the presentation of evidence) giving due regard to the mutual intention of the Buyer and the Seller’s Representative to resolve the disputed items and amounts as quickly, efficiently and inexpensively as possible.  The resolution of the dispute and the calculation of the CC Revenue as of the Measurement Date by the Independent Accounting Firm shall be final and binding on the parties to this Agreement.  The fees and expenses of the Independent Accounting Firm shall be allocated between the parties in the proportion that the amounts determined by the Independent Accounting Firm against each party bears to the total amount in dispute (determined with respect to dollar amount).

8.7          Indemnification by the Buyer

(a)           From and after the Closing, Seller and its Affiliates, officers, directors, employees, agents and Representatives (each a “Seller Indemnitee”) shall be indemnified and held harmless against, any Loss incurred as a result of (i) any breach of or inaccuracy in any representation or warranty made by Buyer in Article V of this Agreement or any representation or warranty made by Buyer in any Transaction Document, (ii) any breach by Buyer of any of its covenants or agreements contained in this Agreement or any Transaction Document, or (iii) claims arising solely from the operation of the Company after the Closing Date.

(b)           No Seller Indemnitee will be entitled to any indemnification pursuant to Section 8.7(a) until the aggregate of all Losses would exceed on a cumulative basis an amount equal to the Basket in which event the Buyer will be required to pay or be liable for all such Losses in excess of $20,000.

(c)           The aggregate amount of all Losses for which the Buyer shall be liable pursuant to Section 8.7(a) shall not exceed the Cap.

(d)           If any Loss claimed by a Seller Indemnitee is agreed to by the Buyer or finally adjudicated to be payable to a Seller Indemnitee pursuant to this Article VIII, the Buyer shall satisfy its obligations within fifteen (15) Business Days of such acceptance or final, non-appealable adjudication by wire transfer of immediately available funds to the account specified in writing by the Seller Indemnitee. The parties agree that should Buyer not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 3%. Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding.

8.8          Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.9          Effect of Investigation. The representations, warranties and covenants of the Sellers, and the Buyer Indemnitees’ right to indemnification under this Article VII, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer Indemnitees (including by any of their Representatives) or by reason of the fact that the Buyer Indemnitees or any of their Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

8.10        Exclusive Remedies. Subject to Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party to this Agreement in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article VIII. Nothing in this Section 8.10 shall limit any Person’s right to seek and obtain any equitable relief.

ARTICLE IX
MISCELLANEOUS

9.1          Seller Representative.

(a)           Each Seller hereby irrevocably appoints Seller Representative as such Seller Representative and attorney-in-fact to act on behalf of such Seller with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Seller Representative pursuant to this Agreement, including the exercise of the power to:

(i)            give and receive notices and communications;

(ii)           agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.4;

(iii)          agree to, negotiate, litigate, arbitrate, resolve, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer pursuant to Article VII and Article VIII;

(iv)          execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Transaction Document;

(v)           make all elections or decisions contemplated by this Agreement and any Transaction Document;

(vi)          engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Seller Representative in complying with its duties and obligations; and

(vii)         take all actions necessary or appropriate in the good faith judgment of Seller Representative for the accomplishment of the foregoing.

Buyer shall be entitled to deal exclusively with Seller Representative on all matters relating to this Agreement (including Articles VII and VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by Seller Representative, as being fully binding upon such Seller. Notices or communications to or from Seller Representative shall constitute notice to or from each of the Sellers. Any decision or action by Seller Representative under this Agreement, including any agreement between Seller Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification under this Agreement, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Seller. No Seller shall have the right to object to, dissent from, protest or otherwise contest such decision or action. The provisions of this Section 9.1, including the power of attorney granted by this Section 9.1, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one Seller, or by operation of Law, whether by death or other event.

(b)           The Seller Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the Sellers; provided, however, in no event shall Seller Representative resign or be removed without the Sellers having first appointed a new Seller Representative who shall assume such duties immediately upon the resignation or removal of Seller Representative. In the event of the death, incapacity, resignation or removal of Seller Representative, a new Seller Representative shall be appointed by the vote or written consent of the Sellers. Notice of such vote or a copy of the written consent appointing such new Seller Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Seller Representative as described in Section 9.1(a) above.

(c)           The Seller Representative shall not be liable to the Sellers for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Seller Representative shall be conclusive evidence of good faith). The Sellers shall jointly and severally indemnify and hold harmless Seller Representative from and against, compensate him, her or it for, reimburse him, her or it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with his, her or its activities as Seller Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Seller Representative, the Seller Representative shall reimburse the Sellers the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the Principals jointly.

9.2          Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

9.3          Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.3):

If to the Company or Seller’s Representative:	Jonathan Gibbons 305 South Westland Avenue, Unit C Tampa, FL 33606 Email: jsgibbons4fivegmail.com

with a copy to:	Mark Tiller Tiller Law Group, P.A. 15310 Amberly Drive, Suite 180 Tampa, FL 33647 Email: marc@tillerlawgroup.com

If to Buyer:	Asure Software, Inc. 110 Wild Basin Road, Suite 100 Austin, Texas 78746 Attention: Brad Wolfe, CFO E-mail: BWolfe@asuresoftware.com

with a copy to:	Messerli & Kramer P.A.

100 South Fifth Street, Suite 1400 Minneapolis, Minnesota 55402 Attention: Katheryn A. Gettman, Esq. Email: kgettman@messerlikramer.com

9.4          Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “of this Agreement,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement.

9.5          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.6          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.7          Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedules) and the Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained in this Agreement (including the Exhibits and Disclosure Schedules) and the Transaction Documents and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

9.8          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided however that Buyer may assign its rights hereunder for collateral purposes to any provider of secured finance to Buyer. No assignment shall relieve the assigning party of any of its obligations under this Agreement.

9.9          No Third-Party Beneficiaries. Except as provided in Section 6.8, Section 7.3. and Article VIII, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.10        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by or on behalf of each of the parties. Any failure of Buyer, on the one hand, or the Company or the Sellers, on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Seller

Representative on behalf of the Sellers (with respect to any failure by Buyer) or by Buyer (with respect to any failure by the Company or any Seller), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.11        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF FLORIDA OR IN THE STATE COURTS OF THE STATE OF FLORIDA, IN EACH CASE VENUED IN THE COUNTY OF HILLSBOROUGH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

9.12        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

9.13        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile,

e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.14        Effect of Disclosure. Disclosure of any item in any part of the Disclosure Schedules shall be deemed to be disclosed on any other Section of the Disclosure Schedules where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably appearance on its face, provided that an express cross reference is provided to such other Section of the Disclosure Schedules and sufficient detail is provided to clarify such cross reference.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date. by their respective officers thereunto duly authorized.

ASURE SOFTWARE, INC.

/s/ Patrick Goepel
By:	Patrick Goepel
Its:	President and Chief Executive Officer

COMPASS HRM, INC.

/s/ Jonathan Gibbons
By:	Jonathan Gibbons
Its:	President and Chief Financial Officer

/s/ John F. Gibbons
JOHN F. GIBBONS

/s/ Jonathan S. Gibbons
JONATHAN S. GIBBONS

/s/ Joshua Gibbons
JOSHUA GIBBONS

/s/ Jonathan Gibbons
JONATHAN GIBBONS, solely in his capacity as Seller Representative

[Signature Page to Stock Purchase Agreement]